Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
QAD Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-137417, 333-66610, 333-48381, and 333-35367) of QAD Inc. and subsidiaries (the Company) of our reports dated April 15, 2008, with respect to the consolidated balance sheets of QAD Inc. as of January 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 31, 2008, which reports appear in the January 31, 2008 Annual Report on Form 10-K of QAD Inc.

Our report dated April 15, 2008, refers to accounting changes upon the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on February 1, 2007, Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, on February 1, 2006, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements in 2006.

KPMG LLP

Los Angeles, California
April 15, 2008